SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14 (a) of the Securities
                              Exchange Act of 1934

         Filed by Registrant  /X/
         Filed by a Party other than the Registrant  /  /

Check the appropriate box:
         /  /     Preliminary Proxy Statement
         / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e) (2) /X/ Definitive Proxy Statement / / Definitive Additional Materials / / Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

                             PLM International, Inc.
        ----------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

        -----------------------------------------------------------------
      (Name of Person Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         /X/      No fee required

         / /      Fee   computed  on  table  below  per  Exchange  Act  Rules
                  14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

        ----------------------------------------------------------------

         (4)      Proposed maximum aggregate value of the transaction:

        ----------------------------------------------------------------

         (5)      Total fee paid:

         ---------------------------------------------------------------

         /  /     Fee paid previously with preliminary materials:

         --------------------------------------------------------------

         / / Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number , or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

          -------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement no.

                                  SCHEDULE 14A
          -------------------------------------------------------------


         (3)      Filing Party:

                             PLM International, Inc.
          -------------------------------------------------------------

         (4)      Date Filed:

                                   May 2, 1997

                                                                     May 2, 1997

Dear Stockholder:

         It is with great pleasure that the directors and I invite you to attend the Annual Meeting of Stockholders of PLM International, Inc. (the "Company") which will be held at 1:00 p.m. (Pacific Time) on Tuesday, June 10, 1997 at the A.P. Giannini Auditorium, Concourse Level, 555 California Street, San Francisco, California.

         At the meeting, the stockholders will elect two directors. In addition, you will be asked to consider and vote upon each of five stockholder proposals submitted by certain stockholders of the Company. The Board of Directors has reviewed each of these stockholder proposals and unanimously recommends that you vote AGAINST them. The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describes the business to be transacted at the meeting.

         Whether you plan to attend the meeting or not, we urge you to sign, date and return the enclosed white proxy card in the enclosed postage-paid envelope in order that as many shares as possible may be represented at the meeting. The vote of every stockholder is important and your cooperation in promptly returning your executed proxy will be appreciated. Each proxy is revocable and will not affect your right to vote in person in the event that you attend the meeting. Thank you for your continued support.

                                            Very truly yours,



                                            J. ALEC MERRIAM
                                            Chairman of the Board

                             PLM INTERNATIONAL, INC.

                                                    One Market
                         Steuart Street Tower, Suite 800
                         San Francisco, California 94105


                                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The Annual Meeting of Stockholders of PLM International, Inc. (the "Company") will be held on Tuesday, June 10, 1997 at 1:00 p.m. (Pacific Time) in the A.P. Giannini Auditorium, Concourse Level, 555 California Street, San Francisco, California for the following purposes:

         1. Elect two Class I directors of PLM International, Inc. (Proxy Item No. 1)

         2. Consider and vote upon five stockholder proposals submitted by certain stockholders of the Company which are more fully described in the attached Proxy Statement, and

         3. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record on April 25, 1997 shall be entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

                       By Order of the Board of Directors



                         STEPHEN PEARY
                         Senior Vice President, Secretary and General Counsel

May 2, 1997
San Francisco, California

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE, PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON BY COMPLETING A BALLOT OR PROXY AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS.

                             PLM INTERNATIONAL, INC.
                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS


                                  June 10, 1997

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of PLM International, Inc. ("PLM International" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 1:00 p.m. (Pacific Time) on Tuesday, June 10, 1997, at the A.P. Giannini Auditorium, Concourse Level, 555 California Street, San Francisco, California, or any adjournments or postponements thereof (the "Annual Meeting").

         The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about May 3, 1997. The costs of this proxy solicitation will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone, telegraph and advertisements. Proxies are expected to be solicited by directors, officers and regular employees of the Company. The directors, officers and employees who assist in the solicitation will not receive any additional compensation for such services and will perform such services in addition to their usual duties. The Company has retained MacKenzie Partners, Inc. "MacKenzie") to assist in the solicitation of proxies from brokers, nominees and individuals. MacKenzie's estimated fee for this service is $50,000, plus reimbursement of out-of-pocket expenses. The Company has also agreed to indemnify MacKenzie against certain liabilities and expenses. It is estimated that MacKenzie will employ approximately 40 persons to solicit proxies on behalf of the Board of Directors for the Annual Meeting. The Company believes that it will incur additional expenses of $125,000 for attorneys' fees and printing and other miscellaneous expenses. The Company will also request brokers and other nominees who hold stock of the Company to forward solicitation material to the beneficial owners of the Common Stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in forwarding such solicitation materials. A stockholder of the Company has given the Company written notice of his intent to nominate two candidates for election as directors. See: "Other Business."

         Certain information about the directors, director nominees and executive officers of the Company and certain employees and other representatives of the Company who may also solicit proxies is set forth in the attached Schedule I. Schedule II sets forth certain information relating to shares of Common Stock owned by such parties and certain transactions between any of them and the Company.

VOTING OF PROXIES

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. If no choice is given, the shares represented by a signed proxy will be voted in favor of Proxy Item No. 1 and against Proxy Items Nos. 2-6. The two nominees for election as directors who receive the highest number of votes therefor at the Annual Meeting shall be elected as directors (Proxy Item No. 1). The affirmative vote of a majority of shares represented and voting at the Annual Meeting will be required for approval of Stockholder Proposals Nos. 1, 2, 3 and 5 (Proxy Items Nos. 2, 3, 4 and 6). The affirmative vote of eighty percent (80%) of shares entitled to vote at the Annual Meeting will be required for approval of Stockholder Proposal No. 4 (Proxy Item No. 5).

         Votes at the Annual Meeting will be tabulated by one or more independent inspectors of election appointed by the Company. Abstentions and votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) will be included in the determination of shares present at the Annual Meeting for purposes of determining a quorum. Broker non-votes are not counted for purposes of determining whether a proxy item has been approved or disapproved. Abstentions will have the effect of a vote against all Stockholder Proposals (Proxy Item Nos. 2-6), but will have neither a positive nor negative effect on the tabulation of votes for the election of directors (Proxy Item No. 1) other than the determination of a quorum.

         A stockholder submitting a proxy may revoke it at any time before it is voted at the Annual Meeting by notifying the Secretary of the Company in writing of such revocation, by properly executing a later-dated proxy, or by voting in person at the Annual Meeting.

OUTSTANDING VOTING SECURITIES

         Stockholders of record on April 25, 1997, or their proxies, are entitled to vote at the Annual Meeting. On such date, the outstanding voting stock of the Company consisted of 9,209,431 shares of the Common Stock. Each share of Common Stock will be entitled to one vote per share, on each matter to be voted at the Annual Meeting. There is no provision in the Certificate of Incorporation of the Company permitting cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         No stockholder is known to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock as of the date of this Proxy Statement.

         The following table shows the amount and percent of the Company's outstanding Common Stock beneficially owned by each of its directors, nominees and named executive officers (as hereinafter defined), and by all directors, nominees and executive officers as a group, as of the date of this Proxy Statement.


Name and Address of Beneficial Owner                  Number of Shares of Common Stock   Percent of Common Stock(1)
----------------------------------------------------- ---------------------------------- ----------------------------

Douglas P. Goodrich(2).............................           117,823                                 1%
Walter E. Hoadley(3)...............................            51,000                                  *
J. Alec Merriam(4).................................           133,696                                 1%
Robert L. Pagel(5).................................            70,000                                  *
Harold R. Somerset(6)..............................            36,000                                  *
Robert N. Tidball(7)...............................           275,439                                 3%
J. Michael Allgood(8)..............................            75,421                                  *
D.R. Dugan(9)......................................            30,000                                  *
Stephen Peary(10)..................................           130,538                                 1%
Robert L. Witt (nominee)                                        5,000                                  *
All directors, nominees and executive officers as a
group (13 people)(11)..............................         1,037,510                                11%
------------------

* Represents less than 1% of the outstanding shares.

(1) Computed on the basis of 9,209,431 shares of Common Stock outstanding plus, in the case of any person deemed to own shares of Common Stock as a result of owning options to purchase such securities exercisable within 60 days of the date of the Proxy Statement, the additional shares of Common Stock which would be outstanding upon exercise by such person.

(2) Includes 75,000 shares of Common Stock which may be purchased by Mr. Goodrich upon exercise of options.

(3) Includes 50,000 shares of Common Stock which may be purchased by Dr. Hoadley upon exercise of options.

(4) Includes 50,000 shares of Common Stock which may be purchased by Mr. Merriam upon exercise of options.

(5) Includes 50,000 shares of Common Stock which may be purchased by Mr. Pagel upon exercise of options.

(6) Includes 30,000 shares of Common Stock which may be purchased by Mr. Somerset upon exercise of options.

(7) Includes 170,000 shares of Common Stock which may be purchased by Mr. Tidball upon exercise of options.

(8) Includes 60,000 shares of Common Stock which may be purchased by Mr. Allgood upon exercise of options.

(9) Includes 30,000 shares of Common Stock which may be purchased by Mr. Dugan upon exercise of options.

(10) Includes 60,000 shares of Common Stock which may be purchased by Mr. Peary upon exercise of options.

(11) Includes 640,000 shares of Common Stock which may be purchased by members of the Board of Directors and executive officers upon exercise of options.

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

         As of the date of this report the directors and executive officers of PLM International (and key executive officers of its subsidiaries) are as follows:

Name                                         Age        Position
--------------------------------------- --------------- -------------------------------------------------------------

J. Alec Merriam......................         61        Director, Chairman of the Board, PLM International, Inc.;
                                                        Director, PLM Financial Services, Inc.
Douglas P. Goodrich..................         50        Director, Senior Vice President, PLM International, Inc.;
                                                        Director and President, PLM Financial Services, Inc.;
                                                        Senior Vice President, PLM Transportation Equipment
                                                        Corporation
Walter E. Hoadley....................         80        Director, PLM International, Inc.
Robert L. Pagel......................         60        Director, Chairman of the Executive Committee, PLM
                                                        International, Inc.; Director, PLM Financial Services, Inc.
Harold R. Somerset...................         61        Director, PLM International, Inc.
Robert N. Tidball....................         58        Director, President and Chief Executive Officer, PLM
                                                        International, Inc.
J. Michael Allgood...................         48        Vice President of Finance and Chief Financial Officer, PLM
                                                        International, Inc. and PLM Financial Services, Inc.
Robin L. Austin......................         50        Vice President, Human Resources, PLM International, Inc.;
                                                        Vice President, PLM Financial Services, Inc.
Stephen M. Bess......................         50        President, PLM Investment Management, Inc.; Vice President,
                                                        PLM Financial Services, Inc.
David J. Davis.......................         40        Vice President and Corporate Controller, PLM International,
                                                        Inc. and PLM Financial Services, Inc.
Donald R. Dugan......................         36        President, American Finance Group, Inc.
Steven O. Layne......................         42        Vice President, Air Group, PLM Transportation Equipment
                                                        Corporation; Director and Vice President, PLM Worldwide
                                                        Management Services, Inc.
Stephen Peary........................         48        Senior Vice President, Secretary and General Counsel, PLM
                                                        International, Inc., PLM Financial Services, Inc.; Vice
                                                        President, PLM Investment Management, Inc. and PLM
                                                        Transportation Equipment Corporation
Robert L. Witt                                57        Nominee, See "Election of Directors," Proxy Item No. 1, p
 ........................                                [  ].

         J. Alec Merriam was appointed Chairman of the Board of Directors of PLM International in September 1990, having served as a director since February 1988. In October 1988 he became a member of the Executive Committee of the Board of Directors of PLM International. From 1972 to 1988 Mr. Merriam was Executive Vice President and Chief Financial Officer of Crowley Maritime Corporation, a San Francisco area-based company engaged in maritime shipping and transportation services. Previously, he was Chairman of the Board and Treasurer of LOA Corporation of Omaha, Nebraska, and served in various financial positions with Northern Natural Gas Company, also of Omaha.

         Douglas  P.  Goodrich  was  appointed  Senior  Vice  President  of  PLM
International in March 1994. Mr. Goodrich was elected a director of PLM International in July 1996 and appointed Director and President of PLM Financial Services, Inc. in June 1996. Mr. Goodrich has also served as Senior Vice President of PLM Transportation Equipment Corporation since July 1989, and as President of PLM Railcar Management Services, Inc. since September 1992, having been a Senior Vice President since June 1987. Mr. Goodrich was an Executive Vice President of G.I.C. Financial Services Corporation, a subsidiary of Guardian Industries Corp. of Chicago, Illinois from December 1980 to September 1985.

         Dr. Walter E. Hoadley joined PLM International's Board of Directors and its Executive Committee in September, 1989. He served as a Director of PLM, Inc. from November 1982 to June 1984 and PLM Companies, Inc. from October 1985 to February 1988. Dr. Hoadley has been a Senior Research Fellow at the Hoover Institute since 1981. He was Executive Vice President and Chief Economist for the Bank of America from 1968 to 1981 and Chairman of the Federal Reserve Bank of Philadelphia from 1962 to 1966. Dr. Hoadley served as a Director of Transcisco Industries, Inc. from February 1988 until August 1995.

         Robert L. Pagel was appointed Chairman of the Executive Committee of the Board of Directors of PLM International in September 1990, having served as a director since February 1988. In October 1988 he became a member of the Executive Committee of the Board of Directors of PLM International. From June 1990 to April 1991 Mr. Pagel was President and Co-Chief Executive Officer of The Diana Corporation, a holding company traded on the New York Stock Exchange. He is the former President and Chief Executive Officer of FanFair Corporation which specializes in sports fan's gift shops. He previously served as President and Chief Executive Officer of Super Sky International, Inc., a publicly traded company, located in Mequon, Wisconsin, engaged in the manufacture of skylight systems. He was formerly Chairman and Chief Executive Officer of Blunt, Ellis & Loewi, Inc., a Milwaukee based investment firm. Mr. Pagel retired from Blunt, Ellis & Loewi in 1985 after a career spanning 20 years in all phases of the brokerage and financial industries. Mr. Pagel has also served on the Board of Governors of the Midwest Stock Exchange.

         Harold R. Somerset was appointed to the Board of Directors of PLM International in July 1994. From February 1988 to December 1993, Mr. Somerset was President and Chief Executive officer of California & Hawaiian Sugar Corporation, a recently acquired subsidiary of Alexander & Baldwin, Inc. ("C&H"). Mr. Somerset joined C&H in 1984 as Executive Vice President and Chief Operating Officer, having served on its Board of Directors since 1978. Between 1972 and 1984, Mr. Somerset served in various capacities with Alexander & Baldwin, Inc., a publicly-held land and agriculture company headquartered in Honolulu, Hawaii, including Executive Vice President - Agriculture and Vice
President and General Counsel. Mr. Somerset also serves on the board of directors for various other companies and organizations.

         Robert N. Tidball was appointed President and Chief Executive Officer of PLM International in March 1989. At the time of his appointment, he was Executive Vice President of PLM International. Mr. Tidball became a director of PLM International in April 1989 and a member of the Executive Committee of the Board of Directors of PLM International in September 1990. Mr. Tidball was Executive Vice President of Hunter Keith, Inc., a Minneapolis-based investment banking firm, from March 1984 to January 1986. Prior to Hunter Keith, Inc., he was Vice President & General Manager and Director of North American Car Corporation, and Director of the American Railcar Institute and the Railway Supply Association.

         J. Michael Allgood was appointed Vice President of Finance and Chief Financial Officer of PLM International in October 1992. Between July 1991 and October 1992, Mr. Allgood was a consultant to various private and public sector companies and institutions specializing in financial operational systems development. In October 1987, Mr. Allgood cofounded Electra Aviation Limited and its holding company, Aviation Holdings Plc of London, where he served as Chief Financial Officer until July 1991. Between June 1981 and October 1987, Mr. Allgood served as a First Vice President with American Express Bank, Ltd. In February 1978, Mr. Allgood founded and until June 1981, served as a director of Trade Projects International/Philadelphia Overseas Finance Company, a joint venture with Philadelphia National Bank. From March 1975 to February 1978, Mr. Allgood served in various capacities with Citibank, N.A.

         Robin  L.   Austin  is  Vice   President,   Human   Resources   of  PLM
International. Ms. Austin became Vice President, Human Resources of PLM Financial Services, Inc. in February 1984, having served in various capacities with PLM Investment Management, Inc., including Director of Operations, since February 1980. From June 1970 to September 1978, Ms. Austin served on active duty in the United States Marine Corps. She is currently a Colonel in the United States Marine Corps Reserves. Ms. Austin serves on the board of directors for two nonprofit organizations, the Marine Memorial Club and the International Diplomacy Council.

         Stephen M. Bess was appointed President of PLM Investment Management, Inc. in August 1989, having served as Senior Vice President of PLM Investment Management, Inc. beginning in February 1984 and as Corporate Controller of PLM Financial Services, Inc. beginning in October 1983. Mr. Bess served as Corporate Controller of PLM, Inc., beginning in December 1982. Mr. Bess was Vice President-Controller of Trans Ocean Leasing Corporation, a container leasing company, from November 1978 to November 1982, and Group Finance Manager with the Field Operations Group of Memorex Corp., a manufacturer of computer peripheral equipment, from October 1975 to November 1978.

         David J. Davis was appointed Vice President and Controller of PLM International in January 1994. From March 1993 through January 1994, Mr. Davis was engaged as a consultant for various firms, including PLM International. Prior to that Mr. Davis was Chief Financial Officer of LB Credit Corporation in San Francisco from July 1991 to March 1993. From April 1989 to May 1991, Mr. Davis was Vice President and Controller for ITEL Containers International Corporation which was located in San Francisco. Between May 1978 and April 1989, Mr. Davis held various positions with Transamerica Leasing Inc. in New York, including that of Assistant Controller for its rail leasing division.

         Donald R. Dugan, Jr. was appointed President of American Finance Group, Inc. in January 1996. Mr. Dugan served in various capacities with American Finance Group, G.P., including Vice President, Treasurer from 1989 to 1995, and was appointed Vice President and National Sales Manager in mid-1995. Prior to working with AFG Mr. Dugan served as a Lieutenant in the United States Navy.

         Steven O. Layne was appointed Vice President and General Manager, Air Group, PLM Transportation Equipment Corporation in November 1992. Mr. Layne was its Vice President, Commuter and Corporate Aircraft beginning in July 1990. Previously, Mr. Layne was the Director, Commercial Marketing for Bromon Aircraft Corporation, a joint venture of General Electric Corporation and the Government Development Bank of Puerto Rico. Mr. Layne is a Major in the United States Air Force Reserves and Senior Pilot with 13 years of accumulated service.

         Stephen Peary was appointed Senior Vice President, Secretary and General Counsel of PLM International in March 1994. Mr. Peary served as Vice President, Secretary and General Counsel of PLM International beginning in February 1988. Mr. Peary was Assistant General Counsel of PLM Financial Services, Inc. from August 1987 through January 1988. Previously, Mr. Peary was engaged in the private practice of law in San Francisco. Mr. Peary is a graduate of the University of Illinois, Georgetown University Law Center, and Boston University (Masters of Taxation Program).

         Robert L. Witt.  See "Election of Directors," Proxy Item No. 1, p [  ].

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

         The Board of Directors currently consists of six directors and is divided into three classes, designated Class I, Class II and Class III. Each director is elected to a three-year term. The current Class I directors are Messrs. Hoadley and Tidball. The current Class II directors are Messrs. Merriam and Pagel. The current Class III directors are Messrs. Goodrich and Somerset.

         At the Annual Meeting, two directors will be elected for a term of three years. The term of the current Class I directors expires at the Annual Meeting, and the terms of the Class II and Class III directors will expire at the annual meetings of stockholders convened in 1998 and 1999, respectively. The Company's nominees for Class I director are Robert N. Tidball and Robert L. Witt. Mr. Tidball is currently President and Chief Executive Officer of the Company. Mr. Tidball presently serves as a Class I director of the Company. Immediately prior to the Annual Meeting Mr. Hoadley will retire as a director of the Company. The Company has nominated Mr. Witt to stand for election for Mr. Hoadley's vacated Class I seat. Since 1993, Mr. Witt, age 57, has been a principal with WWS Associates, a consulting and investment group located in Orinda, California, specializing in startup situations and private organizations about to go public. From 1969 to 1993, Mr. Witt was an executive with Hexcel Corporation, an international advanced materials company with sales primarily to the aerospace, transportation and general industrial markets located in Pleasanton, California. Mr. Witt served as Chief Executive Officer of Hexcel Corporation from 1986 to July 1993 and as Chairman of the Board from 1988 to July 1993. After Hexcel Corporation filed for protection under Chapter 11 of the Bankruptcy Laws in December 1993, Mr. Witt was asked to assist shareholders of Hexcel as a member of the Equity Committee. In 1995 Hexcel emerged from Chapter 11 having paid its creditors 100 percent of outstanding obligations plus 5 percent interest. Subsequently, Hexcel's stockholders elected Mr. Witt back on the Board of Directors, from which he resigned in February 1996. Mr. Witt also serves on the board of directors for various other companies and organizations, including Bay View Capital Corp.

         The Company's nominees have consented to be nominated and to serve if elected. If the nominees become unavailable for election, the proxy will be voted for such other persons, if any, as the Board of Directors may designate.

INFORMATION CONCERNING DIRECTORS

         The Company's Board of Directors held 9 meetings in 1996 and, to date, has held 3 meetings in 1997. Each of the directors serving on the Board of Directors attended at least 75% of (i) the total number of meetings of the Board of Directors held in 1996 and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

         Among  the  committees  of the  Board  of  Directors  are an  Executive
Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

         The Executive Committee consists of Mr. Pagel-Chairman, Dr. Hoadley, Mr. Merriam and Mr. Tidball. The Executive Committee, which was formed in October 1988, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, subject to the limitations prescribed by the Board of Directors, the Bylaws of the Company and Delaware law. The Executive Committee met once in 1996.

         The Audit Committee consists of Mr. Merriam-Chairman, Dr. Hoadley and Mr. Pagel. The Audit Committee was formed in February 1988 to recommend the appointment and compensation of the independent auditors, approve professional services provided by the auditors, review the scope of the annual audit and the auditors' report to management and review financial statements and internal accounting controls. The Audit Committee met twice in 1996.

         The Compensation Committee consists of Mr. Pagel-Chairman, Mr. Merriam and Mr. Somerset. The Compensation Committee was formed in February 1988 to review all compensation programs, policies and practices, including salaries, incentives, stock options and stock purchase programs, and to make recommendations to the Board of Directors regarding the salary of all corporate officers and certain key employees. The Compensation Committee met once in 1996.

         The Nominating Committee was established in September 1990 to investigate and make recommendations to the Board of Directors for nominees to the Board of Directors and its committees. The Nominating Committee consists of Mr. Tidball-Chairman, Mr. Merriam and Mr. Pagel. The Nominating Committee met once in 1996. The Nominating Committee will consider nominees to the Board of Directors recommended by security holders upon submission of the names of such nominees and such other information as requested by the Nominating Committee in accordance with the Company's Bylaws.

COMPENSATION OF DIRECTORS

         Each nonemployee director of the Company (Messrs. Hoadley, Merriam, Pagel and Somerset) receives a monthly retainer of $2,000 and a per meeting fee of $1,000 for meetings of the Board of Directors and the Executive Committee attended in person ($250 for meetings attended by telephone). A fee of $250 per meeting is paid to all nonemployee directors for meetings of all other committees of the Board of Directors. In addition, Mr. Merriam, as Chairman of the Board of Directors, receives a monthly retainer equal to $4,000, and Mr. Pagel, as Chairman of the Executive Committee, receives a monthly retainer equal to $3,000.

         On January 25, 1995, the Board of Directors adopted the Directors' 1995 Nonqualified Stock Option Plan (the "1995 Directors' Plan") pursuant to which Directors who are not employees of the Company receive annual options to purchase 10,000 shares of Common Stock of the Company. Grants to each nonemployee director were made on February 1, 1995, February 1, 1996, and February 1, 1997. The exercise price is the closing price of the Company's Common Stock on the date of grant. The exercise price of options granted on February 1, 1995 under the 1995 Directors' Plan is $2.625 per common share. The exercise price of options granted on February 1, 1996 is $3.50 per common share. The exercise price of options granted on February 1, 1997 is $3.31 per common share. The total number of shares for which options may be granted under the 1995 Directors' Plan is 120,000 shares. All options available under the 1995 Directors' Plan have been granted. Options granted under the 1995 Directors' Plan vest pro rata over a three-year period. Generally, vested options held by a nonemployee director who ceases to be a director of the Company may be exercised within six months after ceasing to be a director. As of the date of this Proxy Statement, 40,000 options were exercisable under the 1995 Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth for the fiscal years ended December 31, 1996, 1995, and 1994, a summary of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers (together, the "named executive officers") at December 31, 1996:

SUMMARY COMPENSATION TABLE

                                                                                     Securities
           Name and                                                   Restricted     Underlying
           Principal                     Salary(1)      Bonus(2)         Stock        Options/          All Other
           Position           Year          ($)           ($)        Awards ($)(3)   SARS (#)(4)     Compensation(5)
   --------------------------------------------------------------------------------------------------------------------

   Robert N. Tidball         1996       $  300,000    $  135,000           $60,000         20,000       $          557
                             ----
   President, Chief          1995          300,000       203,054                --             --                3,306
                             ----
   Executive Officer         1994          268,333       225,000                --         20,000              105,716
                             ----

   Douglas P. Goodrich       1996          190,000       189,625                --         45,000                  557
                             ----
   Senior Vice President     1995          188,333       239,910                --             --                1,779
                             ----
                             1994          170,833        60,000                --         10,000               61,211
                             ----

   Stephen Peary             1996          190,000        47,500            63,336         20,000                  557
                             ----
   Senior Vice President     1995          176,667       103,054                --             --                1,779
                             ----
   and Secretary             1994          158,333       100,000                --         10,000               65,129
                             ----

   J. Michael Allgood        1996          175,000        52,500            23,334         30,000                  557
                             ----
   Chief Financial Officer   1995          162,615        78,054                --             --                1,726
                             ----
   and Vice President        1994          140,231        60,000                --         10,000                7,041
                             ----

   D.R. Dugan                1996          150,000       100,000                --         30,000                  557
                             ----
   President, American       1995               --            --                --             --                   --
                             ----
   Finance Group             1994               --            --                --             --                   --
                             ----

(1) Amounts shown do not include the cost to the Company of personal benefits, the value of which did not exceed 10 percent of the aggregate salary and bonus compensation for each named executive officer.

(2) Bonus compensation reflects amount earned in designated year, but paid in the immediate subsequent year; provided, however, the bonus compensation reflects for each named Executive Officer a bonus of $3,054 paid in 1995 to replace Company matching program delayed until 1996 by the termination of the Company's 401(k) plan, effective December 31, 1994. Every employee of the Company employed throughout 1995 received the same $3,054 bonus compensation. Mr. Goodrich, as Senior Vice President of the Company's equipment acquisition subsidiary, has had his bonus compensation restructured to add a commission incentive plan based on the amount of equipment transactions closed during a fiscal quarter. In 1995, Mr. Goodrich received commission compensation equal to $206,856. In 1996, Mr. Goodrich received commission compensation equal to $159,625.

(3) Restricted stock awarded pursuant to 1996 PLM International, Inc. Mandatory Management Stock Bonus Plan. Restricted shares granted in substitution of cash bonus compensation earned in designated year, though shares actually granted effective January 8, 1997. The number of restricted shares granted equals the amount of cash bonus awarded by the Board of Directors to a designated recipient, multiplied by an allocation ratio applicable to such recipient, multiplied by 1.334 (to compensate recipients for the restricted nature of the shares and risk of forfeiture) divided by the fair market value of the Company's common stock on the effective date of grant. The fair market value is equal to the closing price of the Company's common stock on the effective date of grant. Cash bonus compensation earned in designated year is reduced by an amount equal to the amount of cash bonus earned in the designated year multiplied by the allocation ratio applicable to the recipient. The allocation ratio for Mr. Tidball and Mr. Allgood for the shares granted in substitution of cash bonus earned in 1996 is twenty-five percent. The allocation ratio for Mr. Peary is fifty percent. Shares granted pursuant to this plan generally vest ratably over three years. Nonvested shares are subject to forfeiture in the event the recipient voluntarily terminates his or her employment with the Company.

(4) Granted effective August 21, 1996, pursuant to the Company's stockholder-approved 1988 Management Stock Compensation Plan. Exercise price $3.25 per common share. Three-year vesting. Options expire August 21, 2001. Options granted in 1994 pursuant to same plan effective September 12, 1994. Exercise price $3.06 per common share. Options granted in 1994 expire March 21, 1998.

(5)      Includes the following compensation:



                            Fair market
                              value of
                            Common Stock                        Cash balances        Company-paid
                            allocated to                       distributed from    premiums for term
                                ESOP
                              accounts                          ESOP accounts       life insurance
                          -----------------                    -----------------  --------------------
                                1994                            1995     1994      1996   1995   1994
                                ----                            ----     ----      ----   ----   ----
   Robert N. Tidball           $78,469                           $816   $26,700     $557 $2,490  $547
   Douglas P. Goodrich          45,167                            816    15,497      557    963   547
   Stephen Peary                48,072                            816    16,510      557    963   547
   J. Michael Allgood            4,536                            763     1,958      557    963   547
   D.R. Dugan                       --                             --        --      557     --    --

   Total fair market                         Total cash
   value of                                  balances
   Common Stock allocated                    distributed from
                                             all
   to all ESOP accounts:    $4,847,085       ESOP accounts:    $43,699  $589,517


Fair market value of shares allocated to ESOP accounts determined using closing price of the Company's Common Stock on January 18, 1995 ($2.9375), the date all ESOP account balances were distributed to ESOP participants.

STOCK OPTION GRANTS IN 1996

         In 1996, the Company granted options to acquire 145,000 shares of common stock to the named executive officers pursuant to the stockholder-approved 1988 Management Stock Compensation Plan. Mr. Tidball received 20,000 options. Mr. Goodrich received 45,000 options. Mr. Peary received 20,000 options. Mr. Allgood received 30,000 options. Mr. Dugan received 30,000 options. All options were granted effective August 21, 1996. The following table sets forth certain information, based on market value of the Company's Common Stock on December 31, 1996, with respect to stock options held by each of the named executive officers as of such date:

FISCAL YEAR END OPTION VALUES

--------------------------------------- -------------------------------------- --------------------------------------


                                               Number of Securities                         Underlying
                                                     Unexercised                 Value of Unexercised In-the-Money
                                            Options at December 31, 1996           Options at December 31, 1996
                                                    Exercisable/                   Exercisable/Unexercisable(1)
Name                                                Unexercisable
--------------------------------------- -------------------------------------- --------------------------------------
Robert N. Tidball                                  143,334/26,666                         $182,917/$4,583
Douglas P. Goodrich                                 26,667/48,333                         $29,583/$6,667
Stephen Peary                                       36,667/23,333                         $50,417/$3,542
J. Michael Allgood                                  26,667/33,333                         $29,583/$4,792
D.R. Dugan                                            0/30,000                               $0/$3,750

-----------------

(1) Options granted in 1992 have an exercise price of $2.00. Options granted in 1994 have an exercise price of $3.0625. Options granted in 1996 have an exercise price of $3.25. Market value of Common Stock at December 31, 1996 close: $3.375 per share.

1996 MANDATORY MANAGEMENT STOCK BONUS PLAN

         In 1996, the Board of Directors approved the PLM International, Inc. Mandatory Management Stock Bonus Plan (the "Plan"). This Plan's purpose is to compensate senior management for their contributions to the growth and profits of the Company and its subsidiaries and increase their investment in the Common Stock of the Company, thereby enhancing their incentive to build stockholder value, while conserving Company liquidity. The Company has established a Bonus Share reserve equal to 500,000 shares of the Common Stock subject to adjustment for certain corporate events such as stock splits, stock dividends or reclassification.

         Any salaried executive employee of the Company or any subsidiary (including officers and directors, except for persons serving as directors only) who participate in the Company's Executive Management Bonus Pool or any other executive management bonus compensation plan (together, "Bonus Compensation Plans") is eligible to receive an allocation of Bonus Shares pursuant to this Plan. Bonus Shares allocated pursuant to this Plan are made in substitution of cash compensation that would otherwise be earned by the recipient under a Bonus Compensation Plan. Bonus Shares are restricted and subject to forfeiture.

         From those employees for whom a cash bonus has been recommended under a Bonus Compensation Plan, the Compensation Committee of the Board of Directors may from time to time select (i) those employees to whom it recommends that the Board of Directors make allocations of Bonus Shares, and (ii) the Allocation Ratio that should be applied to each such employee. In selecting those employees whom it wishes to recommend for allocations and in determining the Allocation Ratio it wishes to recommend, the Compensation Committee shall consider the position and responsibilities of the eligible employees, the value of their services to the Company and its subsidiaries and such other factors as the Compensation Committee deems pertinent.

         As promptly as practicable after the Compensation Committee makes its recommendations, the Board of Directors will review the Compensation Committee's recommendations and, in the Board's discretion, (i) determine from the list of employees recommended by the Committee which employees should be allocated Bonus Shares under the Plan, and (ii) the Allocation Ratio that should be applied to each such employee, provided, however, the Board of Directors may, in its sole discretion, increase or decrease the Allocation Ratio to the extent permitted under the Plan. The Allocation Ratio may not be greater than 50 percent.

         The number of Bonus Shares allocable and granted to a recipient shall be determined as follows: amount of cash bonus due an employee under a Bonus Compensation Plan, multiplied by the Allocation Ratio applicable to such Employee, multiplied by 1.3334 (to compensate employees for the restricted nature of the Bonus Shares and the risk of forfeiture) divided by the Fair Value of a Bonus Share (the quoted closing price of the Company's Common Stock on the Date of Issuance). No fractional shares may be issued under the Plan. Cash bonuses due under a Bonus Compensation Plan will be reduced by an amount equal to the amount of such cash bonus multiplied by the recipient's Allocation Ratio.

         All Bonus Shares granted pursuant to this Plan have been registered or are exempt from registration under the Securities Act of 1933.

         Recipients are not required to pay any amounts to the Company upon allocation, grant, transfer or sale of the Bonus Shares. The Company shall be entitled to make appropriate withholding for income or employment taxes or other similar items.

         Bonus Shares will be promptly transferred or issued after the Date of Issuance and a certificate or certificates for such shares shall be issued in the recipient's name. The recipient shall thereupon be a stockholder of all the shares represented by the certificate or certificates. As such, the recipient will have all the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares, provided, however, that the shares shall be subject to certain restrictions on transferability and shall be subject to forfeiture in certain circumstances. Stock certificates representing Bonus Shares will be imprinted with a legend stating that the shares represented thereby may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except in accordance with this Plan's terms, and each transfer agent for the Common Stock shall be instructed to like effect in respect of such shares. In aid of such restrictions, the Recipient shall, immediately upon receipt of the certificate(s) deposit such certificate(s) together with a stock power or other instrument of transfer, appropriately endorsed in blank, with an escrow agent designated by the Committee, under a deposit agreement containing such terms and conditions as the Committee shall approve, the expenses of such escrow to be borne by the Company.

         The term "Restricted Period" with respect to restricted Bonus Shares (after which restrictions shall lapse) generally means a period starting on the Date of Issuance of such shares to the recipient and ending on the date three
(3) years after the date of issuance, or as the Compensation Committee may otherwise establish at the time of allocation of shares hereunder.

         During the Restricted Period applicable to Bonus Shares, none of such shares shall be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of unless the Company shall offer to repurchase such shares for the then fair market value of such shares. Unless such repurchase is otherwise prohibited by the laws of the State of California or other applicable state or federal law currently in effect at the time of an offer of Bonus Shares by the Company for repurchase pursuant to the terms of this Plan, the Company shall repurchase such shares and make payment in full therefor fifteen (15) days following such offer. Fair market value of such shares shall be the quoted closing price of the Company's Common Stock two days before payment for such shares is made by the Company.

         During the Restricted Period, in the event a recipient voluntarily terminates his or her employment with the Company or any subsidiary or is terminated for Cause, any and all Bonus Shares for which restrictions have not lapsed shall be immediately forfeited by such recipient and such recipient shall no longer have any rights, title or interests in such Bonus Shares or any dividends or distributions derived therefrom. Such Bonus Shares and related shares will be surrendered to the Company by the escrow agent, will be placed in the treasury of the Company, and will no longer be considered outstanding.

         The restrictions on transfer and risks of forfeiture will lapse as follows:

         (i) as to 33.33% of Bonus Shares on the first anniversary of the Date of Issuance,

         (ii) an additional 33.33% of Bonus Shares on the second anniversary of the Date of Issuance, and

         (iii) all remaining Bonus Shares on the third anniversary of the Date of Issuance, or

         (iv)     upon the Recipient's death, or

         (v) upon acceptance by the Board of an offer to acquire all or substantially all of the Company's common stock or assets, or

         (vi) upon announcement of an offer tendering for all or more than 50 percent of the Company's outstanding Common Stock, or

         (vii)    upon resolution of the Board, or

         (viii)   upon termination of this Plan.

         Nothing in the Plan will preclude the transfer of Bonus Shares, on the recipient's death, to the recipient's legal representatives or estate, nor preclude such representatives from transferring any of such shares to the person(s) entitled thereto by will or the laws of descent and distribution.

         The Compensation Committee will administer the Plan and construe its provisions. Any determination by the Committee (except insofar as it will make recommendations only) in carrying out, administering, or construing the Plan will be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

         Effective January 8, 1997, the Board of Directors, acting upon the recommendations of the Compensation Committee awarded 66,670 Bonus Shares under the Plan. The Bonus Shares awarded to the named executive officers are as follows:

                                        Bonus Shares Awarded                  Reduction in 1996 Cash Bonus
                                        --------------------                  ----------------------------
Robert Tidball                                       20,001                                   $45,000
Stephen Peary                                        21,112                                    47,500
Michael Allgood                                       7,778                                    17,500

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

         The Company has entered into Employment Agreements (the "Employment Agreements") with the Chief Executive Officer, three of its four other named executive officers and others (each a "Contract Employee"). The Employment Agreements are designed to encourage Contract Employees to remain in the employ of the Company and to reinforce their continued attention and dedication to their duties in the event of an unsolicited attempt to take over control of the Company. The Employment Agreements have three-year terms from the date on which they were entered (the "Original Term") and are automatically extended one additional year on each succeeding anniversary thereof unless earlier terminated by the Company or the employee. Each Employment Agreement contains provisions governing salary, bonus and participation in Company benefit plans, and provides in certain events for payments to the Contract Employee upon termination of his or her employment with the Company. In addition, each Employment Agreement includes a covenant not to solicit the Company's customers or otherwise compete against the Company for a period of time after termination of employment.

         If, after a change in control occurs, the Company terminates a Contract Employee other than for cause or if the employee terminates his or her employment for good reason (including, without limitation, any demonstrable and material diminution of the compensation, duties, responsibilities, authority or powers of the Contract Employee), then the Company is required to pay the Contract Employee the sum of (i) the employee's annual base compensation rate then in effect multiplied by the number of years in the Original Term (up to 2.99 years), (ii) an amount equal to the greater of the amount paid and/or payable to or due the Contract Employee under the Company's bonus or incentive plans (a) for the Company's fiscal year prior to the fiscal year of any change in control or (b) for the immediately preceding fiscal year, multiplied by the number of years in the Original Term (up to 2.99 years) and (iii) all other cash benefits due the Contract Employee.

         In addition, if following a change in control, the Contract Employee terminates his or her employment for good reason all options to purchase stock of the Company granted to such Contract Employee immediately become fully vested and any restrictions on the exercise of such options lapse.

         For purposes of the Employment Agreements, a change in control is defined to include, among other things, (i) any Person acquiring Beneficial Ownership (as defined in the Employment Agreements) of 36% or more of the combined voting power of the Company's securities, (ii) any Person who did not have Beneficial Ownership of 5% or more of the voting power of the Company's securities on the date the Employment Agreement was entered into acquiring Beneficial Ownership of more than 15% of such voting power or (iii) a change in the Board of Directors of the Company due to proxy solicitations or other actions to influence voting at a meeting of stockholders of the Company by a Person who has Beneficial Ownership of 5% or more of the voting power of the Company, and which causes the Continuing Directors (as defined below) to cease to be a majority of the Board of Directors, unless such event(s) have been approved by a majority of the Continuing Directors.

         "Continuing Directors" are (a) those who were directors on the date the Employment Agreement was entered, (b) those who were appointed or recommended for election by a majority of those who were directors on such date, or (c) those who were appointed or recommended by a majority of those directors described in (a) and (b) above.

         The Employment Agreements are structured so that no excess payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), will be made to any Contract Employee pursuant to the Employment Agreements. If a change in control occurred on the date hereof and the employment of the Contract Employees was immediately terminated without cause, based on certain assumptions, the following would be the present value of post-employment compensation benefits provided under the Employment Agreements to the following named executive officers: Mr. Tidball, $1,480,050; Mr. Goodrich, $1,135,079; Mr. Peary, $899,500; and Mr. Allgood, $749,994.

PENSION BENEFITS

         The following table sets forth certain information regarding annual benefits payable in specified compensation and years of service classifications under the Company's nonqualified supplemental retirement income plan:

Average Annual Compensation                                Credited Years of Service(3)
 During Last Five Years of                                 Annual Payout to be Received
      Employment(1,2)                                         in Each of Five Years
                                                        Following Later of Termination of
                                                        Employment or Attainment of Age 60
----------------------------- ---------------------------------------------------------------------------------------

                                           5                            10                           15
                                           -                            --                           --
            60,000                        15,000                       30,000                        45,000
           100,000                        25,000                       50,000                        75,000
           140,000                        35,000                       70,000                       105,000
           180,000                        45,000                       90,000                       135,000
           220,000                        55,000                      110,000                       165,000
           260,000                        65,000                      130,000                       195,000
           300,000                        75,000                      150,000                       225,000
           400,000                       100,000                      200,000                       300,000

---------------------------------

(1) The Company's nonqualified supplemental retirement income plan provides that an executive participating in the plan is generally entitled to receive for a period of 60 months, commencing upon the later of attainment of age 60 or termination of employment, an amount equal to the product of (i) 5%, (ii) number of years of employment with PLM International, its affiliates or predecessors (up to a maximum of 15 years) and (iii) average monthly base compensation during the most recent consecutive months of employment (not to exceed 60) preceding termination of employment. Obligations under the plan are funded by general corporate funds and insurance policies on the lives of the participants. For purposes of computing benefits under the plan, compensation includes only salaries and wages and does not include directors' fees or bonuses. Benefits payable are not subject to any deduction for social security or other offset amounts. The annual base compensation 60-month averages at December 31, 1996 for the named executive officers equaled: Mr. Tidball, $265,667; Mr. Goodrich, $157,883; Mr. Peary, $164,666; and Mr. Allgood, $125,833.

(2) Benefits under the plan generally vest over a five-year period. Vesting is accelerated immediately to 100% in the event of a change in control of the Company. The Board of Directors has discretion to accelerate the date for making payments under the plan in the event of a change in control.

(3) Years of credited service for named executive officers who participate in the plan are as follows:

                                                     Years
       Robert N. Tidball                              11
       Douglas P. Goodrich                             9
       Stephen Peary                                   9
       J. Michael Allgood                              4

COMPENSATION COMMITTEE REPORT<F1>

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for advising and recommending to the Board of Directors policies governing employee compensation and the Company's employee benefit plans, including its 1988 Management Stock Compensation Plan and the 1996 Mandatory Management Stock Bonus Plan, and determining the compensation of the Company's executive officers, subject to review by the disinterested members of the Board of Directors. The Committee evaluates the performance of management and determines compensation polices and levels. The disinterested members of the Board of Directors review the Committee's recommendations regarding the compensation of executive officers.

         The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and motivate them to enhance long-term stockholder value. Compensation for the Company's executive officers consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives, restricted stock grants and stock option grants. These elements are designed to operate on an integrated basis and together comprise total compensation value.

         It is the Compensation Committee's belief that none of the Company's executive officers will be affected by the provisions of Section 162(m) of the Code which limits the deductibility of certain executive compensation during 1996. Therefore, the Committee has not adopted a policy as to compliance with the requirements of Section 162(m) of the Code.

Base Salary

         Base salary levels of the Company's key executives are largely determined through comparison with comparable companies in the San Francisco Bay Area. Salary information about comparable companies is reviewed by reference to public disclosures and published surveys. In addition, the Committee from time to time obtains information about comparable salary levels from outside compensation consultants.

         The companies included in the salary comparisons are generally not the same as the companies included in the index in the stock performance graph included in this Proxy Statement. The Committee believes that the Company's most direct competitors for executive talent in the San Francisco Bay Area are not necessarily the same companies to which the Company would be compared for stock performance purposes.

         In 1994, the Company engaged the services of a national compensation consultant to advise on the overall compensation of the CEO. Findings of the report submitted to the Board of Directors were that the base salary and level of actual total cash compensation for the CEO appears reasonable and does not require adjustment. Mr. Tidball's base compensation was increased to $300,000 in 1994 and, to date, has not changed. See "Annual Cash Incentives," below.

         For fiscal 1994, base salaries of the Company's executive officers (other than the President and Chief Executive Officer ("CEO")) were set to approximate the 75th percentile of the survey data. The base salary of the CEO was set to approximate the 50th percentile of the survey data.

Annual Cash Incentives

         The annual cash incentive is designed to provide a short-term (one-year) incentive to executive officers. Generally, the cash incentive is paid from a senior management bonus pool established by the Compensation
Committee at the beginning of each year based on a targeted level of profitability. The Committee retains the right to increase or decrease the size of the bonus pool during the year. Payment of cash incentives is not solely contingent on the Company's meeting the targeted level of profitability, which level was met during 1996. Profitability, however, is a factor in determining the size of the bonus pool each year.

         Incentive awards for the Company's key executives participating in the senior management bonus pool (other than the CEO) are based on the achievement of predetermined individual performance goals. Specific individual goals for each executive are established at the beginning of the year by the CEO and are tied to the functional responsibilities of each executive. Individual goals may include objective and subjective factors, such as improving the performance of assets managed by the executive, successful acquisitions or sales, management of operating expenses, development of leadership skills and personal training and education. No specific weights are assigned to the individual goals. In fiscal 1996, certain of the individual performance targets were met. In 1995, Mr. Goodrich was removed from participation in the senior management bonus pool, though he participated to a limited degree in 1996. Company profitability is directly influenced by the volume of transportation equipment transactions closed for the Company's affiliated investment programs. Mr. Goodrich, as to equipment transactions, has direct functional responsibilities for this area. During 1995 and 1996, Mr. Goodrich's incentive commission compensation was measured as a percentage of predetermined individual performance goals in these respective areas of responsibility. The Summary Compensation Table shows, under the captions "Bonus" and "Restricted Stock Grants," incentive awards for the named executive officers for 1996.

         In establishing the annual cash incentive for the CEO, the Committee considers the performance of the Company and the CEO, including his leadership and effectiveness in dealing with major corporation problems and opportunities. While overall corporate performance, including stock price performance, is taken into account, the incentive award for the CEO is

<F1> The  material in this report is not  "soliciting  material,"  is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

primarily determined by a subjective account of his individual performance. The Summary Compensation Table shows, under the captions "Bonus" and "Restricted Stock Grants," the incentive award for the CEO in 1996.

Restricted Stock Grants

         Restricted stock is awarded pursuant to the 1996 PLM International, Inc. Mandatory Stock Bonus Plan to compensate senior management for their contributions to the growth and profits of the Company and its subsidiaries and increase their investment in the Common Stock of the Company, thereby enhancing their incentive to build stockholder value, while conserving Company liquidity. The Committee recommends to the Board of Directors which executives shall receive restricted stock grants and the portion of their incentive compensation that will be reduced in return for such grants. In selecting those employees whom it wishes to recommend for restricted stock grants, the Committee considers the position and responsibilities of the eligible employees, the value of their services to the Company and its subsidiaries and such other factors as the Committee deems pertinent. Restricted stock grants generally vest ratably over three years and, until vested, are subject to forfeiture in the event an executive voluntarily terminates his/her employment with the Company. The
Committee believes restricted stock grants provide long-term incentive and rewards tied to the Company's Common Stock. Recipients benefit only when Company stockholders benefit from stock price appreciation. The Company benefits by paying less annual cash incentives. In addition, the restricted nature of the stock grants, including the risk of forfeiture, rewards executives who maintain long-term employment with the Company.

         There were 48,891 shares of Common Stock granted as restricted stock to executive officers for 1996. Mr. Tidball was granted 20,001 shares of Common Stock. Mr. Peary was granted 21,112 shares of Common Stock. Mr. Allgood was granted 7,778 shares of Common Stock. The Summary Compensation Table shows, under the caption "Restricted Stock Grants," the restricted stock grants for the CEO and other executive officers for 1996. See also "1996 Mandatory Management Stock Bonus Plan."

Stock Options

Stock options are designed to provide long-term incentives and rewards tied to the price of the Company's Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants only when the Company's stockholders benefit from stock price appreciation, are an important component of the Company's annual executive compensation program. There was a grant of 145,000 options to executive officers during 1996. In 1996, Mr. Tidball was granted 20,000 options. Mr. Goodrich was granted 45,000 options. Mr. Peary was granted 20,000 options. Mr. Allgood was granted 30,000 options. Mr. Dugan was granted 30,000 options. The exercise price of these options is $3.25. Employee options granted prior to 1996 expire on March 31, 1998. Options granted in 1996 expire August 21, 2001. The table "Fiscal Year End Option Values" identifies all options granted to the named executive officers, including the CEO.

                         J. ALEC MERRIAM ROBERT L. PAGEL

                    The Members of the Compensation Committee

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

         The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and the Russell 2000 Index, an index of small market capitalization companies. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1991, and that all dividends were reinvested. All year references are to December 31 of the applicable year.


December 1991
-------------

PLM International, Inc.: $100
S&P 500: $100
Russell 2000: $100

December 1992
-------------

PLM International, Inc.: $60
S&P 500: $108
Russell 2000: $119

December 1993
-------------

PLM International, Inc.: $71
S&P 500: $118
Russell 2000: $141

December 1994
-------------

PLM International, Inc.: $96
S&P 500: $120
Russell 2000: $139

December 1995
-------------

PLM International, Inc.: $125
S&P 500: $165
Russell 2000: $178

December 1996
-------------

PLM International, Inc.: $113
S&P 500: $203
Russell 2000: $207









         The Company is an equipment leasing company specializing in the management of equipment on operating leases domestically and internationally. Its portfolio of owned and managed equipment primarily consists of diversified transportation equipment and includes marine vessels, aircraft, trailers, railcars, marine containers, mobile offshore drilling units and storage vaults. In addition, the Company's wholly-owned subsidiary, American Finance Group, Inc., leases numerous nontransportation equipment types on finance leases, primarily domestically. No issuers are leasing similar portfolios of diversified transportation equipment on operating leases and numerous other equipment types on finance leases. Therefore, the Company believes it cannot reasonably identify a peer group and has used an index composed of companies with similar market capitalizations.

TERMINATION OF EMPLOYEE STOCK OWNERSHIP PLAN

         The  Board  of  Directors  established  the  Company's  Employee  Stock
Ownership Plan (the "Plan") on August 21, 1989. The Plan was a defined contribution plan which was established to invest primarily in qualified employer securities issued by the Company. On August 21, 1989, the Company borrowed $63,654,993 from a group of banks to finance the Plan. The Company immediately reloaned that amount to the Plan and made an initial contribution to the Plan of $345,007. The Plan then utilized $64,000,001 of the foregoing amount to purchase 4,923,077 shares of the Company's newly issued Series A Preferred Stock (the "Preferred Stock"). All of those shares were initially held in a pledge account (the "Loan Suspense Account") and were released from the Loan Suspense Account for allocation to participants as payments were made on the Plan's indebtedness to the Company. As a condition to their loans to the Company, the banks required the Company to provide security for the loans, which security, except for a short period in 1990, took the form of cash (or cash equivalents) deposited in a collateral account maintained by one of the banks. This collateral is referred to as the "restricted cash collateral." Except for the form of the collateral, the terms of the loans from the banks to the Company and from the Company to the Plan had substantially identical terms and substantially identical principal balances.

         The Plan received an initial determination letter from the Internal Revenue Service ("IRS") which states that the Plan (and the related trust) are exempt from Federal income taxation under Section 401(a) of the Code and qualify as an employee stock ownership plan under Section 4975(e)(7) of the Code. Under the terms of the Plan, all employees of the Company and its subsidiaries who were United States citizens were eligible to participate in the Plan after the satisfaction of certain age and service requirements. Under the terms of the Plan, the Company retained the right to terminate the Plan at any time.

         In October 1994, the Company's Board of Directors announced its intention to terminate the Plan. The Plan was terminated effective December 31, 1994. The assets of the Plan allocated to participants were distributed on January 18, 1995. The Board's decision was based on several factors. First, the Company anticipated that the cash collateral initially required as part of the Plan financing described above could ultimately be fully accessed for use in the Company's business. Instead, however, the banks required that all such amounts be held in a collateral account which could only be invested in certificates of deposit and similar low yielding investments. The Plan financing arrangement for that reason continuously reduced corporate earnings and growth. Second, employees were generally dissatisfied with the Plan as a vehicle for retirement planning. An employee stock ownership plan like the Plan generally provides an undiversified investment, and the annual allocation of an increased number of shares to participants was unfortunately matched by a decline in the value of the Company's outstanding Common Stock. The Company's Board of Directors determined to terminate the Plan because it was satisfying neither the Company's nor the participants' expectations and could not be expected to do so in the foreseeable future. The Company received a favorable final IRS determination letter as to the qualified status of the Plan as of the date of termination under the rules and regulations of the Code. Upon Plan termination, each share of Preferred Stock held by the Plan which had been allocated to Plan participants became 100% vested. Upon distribution each allocated share automatically converted to one share of Common Stock.

         At termination 1,650,075 common shares were distributed to (or to the individual retirement accounts of) approximately 191 Plan participants (167,675 shares of Common Stock were distributed to the named executive officers or their respective individual retirement accounts). In addition, approximately 468,519 shares were distributed in November 1994 to participants who at the time were no longer employees of the Company. All shares distributed from the Plan to participants are freely tradable and listed on the American Stock Exchange.

         Shares of Preferred Stock held by the Plan which were not allocated to participants' accounts at the date of termination (2,804,483 shares) were surrendered to the Company. All indebtedness of the Plan to the Company was canceled. In addition, the corresponding bank indebtedness of the Company related to the Plan was fully repaid using restricted cash collateral. At plan termination, the principal amount of this indebtedness was $43,288,241 and was fully secured by restricted cash collateral.

         Termination of the Plan and the related Plan loan eliminated payment by the Company of the annual dividend on the Preferred Stock. For the year ended December 31, 1994, the aggregate pretax amount of this dividend was $6,957,513.

STOCKHOLDER PROPOSAL No. 1 (Proxy Item No. 2)

         A stockholder has requested the Company present for approval the following resolution ("Stockholder Proposal No. 1") at the Annual Meeting of
Stockholders:

         "That the stockholders of the Company recommend that the Board of Directors eliminate the Company's "poison pill" (Stockholder's Rights
         Plan) by redeeming, pursuant to Section 24(a) of the Rights Agreement dated as of March 13, 1989, between the Company and First Interstate Bank of California, all the outstanding Rights to purchase shares of the Company's Common Stock under the Rights Agreement, such redemption to be effective 90 days after an offer (not subject to a financing condition) has been made to acquire all the outstanding shares of the Company."

Accompanying the above resolution, the following commentary was submitted:

         This resolution enables the stockholders to express to the Board their belief that the Company's poison pill should be eliminated. The Board could use the poison pill to block any future offer to acquire the Company. The poison pill is a major obstacle to the acquisition of the Company and is generally inconsistent with the goal of maximizing stockholder value. In recent years many public companies have decided to redeem their poison pills, having determined that in today's changed business environment they were unlikely to be exposed to the kinds of abusive takeover tactics that poison pills were intended to address. The resolution provides for the redemption of the Company's poison pill, but delays the effectiveness of the redemption until 90 days after an offer (not subject to a financing condition) has been made to acquire all the Company's shares, so that if such an offer was made the Board would have the opportunity to seek an alternative transaction at a higher price.

         The Company's poison pill provides that upon the occurrence of certain events, including the acquisition by a person (other than the Company, or any subsidiary, or any employee benefit plan of the Company or any subsidiary) of 15% of the Company's Common Stock or the commencement of or the announcement of the intention to commence (without the Company's approval) a tender or exchange offer for 20% or more of the Company's Common Stock, the Company will distribute Rights to its stockholders. These Rights, in certain circumstances, would entitle stockholders of the Company other than such person to purchase shares of the Company's stock (or in certain circumstances, other securities, cash or properties) having a fair market value equal to twice the exercise price of the Rights or, if the Company were acquired, to purchase shares of the acquiror's stock having a market value equal to twice the exercise price of the Rights. Because of these provisions, it would not be economically feasible for a potential acquiror of the Company to purchase more than the threshold amount of the Company's shares unless the Board facilitated such acquisition by redeeming the poison pill. Currently, the Board may redeem the poison pill prior to the fifteenth business day following an announcement that such a person has exceeded or intends to commence a tender or exchange offer that will exceed the threshold level of share ownership.

         The proponent of Stockholder Proposal No. 1 is Gary D. Engle; 10 Stony Point West, Westport, Connecticut 06880. Mr. Engle did not provide a telephone number with his proposal, but the Company believes he may be contacted at 617/854-5800. Mr. Engle is the beneficial owner of 133,400 shares of Common Stock.

COMPANY RESPONSE

         In March 1989, the Board of Directors unanimously adopted a Rights Agreement ("Rights Plan") and declared a dividend distribution of one Right (collectively, "Rights") on each outstanding share of the Company's Common Stock. A stockholder rights plan is commonly referred to as a "poison pill." The Company's Rights Plan is designed to protect and maximize the value of your investment in the Company. Under Delaware law, the Board of Directors has a fiduciary responsibility to act in the best interests of the stockholders and accordingly has a duty to oppose unfair takeover offers. The Delaware Supreme Court has held that adoption of a rights plan is a valid exercise of a Board's business judgment when the rights plan is adopted to help the Board better fulfill its fiduciary duties. Federal and state courts interpreting Delaware law have repeatedly validated the use of rights plans during actual takeover contests as a useful and legitimate tool available to directors in fulfilling their fiduciary duties. Over 1,400 publicly-held companies have adopted stockholder rights plans.

         The Rights Plan is intended to allow the Board of Directors adequate time and flexibility to negotiate on behalf of the stockholders and enhance the Board's ability to negotiate the highest possible bid from a potential acquiror, develop alternatives which may better maximize stockholder values, preserve the long-term value of the Company for the stockholders, and ensure that all stockholders are treated fairly and equally. Its purpose is to protect stockholders against abusive takeover practices, such as partial and two-tiered tender offers and creeping stock accumulation programs, which do not treat all stockholders fairly and equally. The Rights Plan is not intended to prevent a takeover on terms that are fair and equitable to all stockholders, nor is it designed as a deterrent to a stockholder's initiation of a proxy contest.

         The Board of Directors may, pursuant to the terms of the Rights Plan, redeem the Rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and to be in the best interests of all stockholders. Moreover, numerous companies with existing rights plans have received unsolicited offers and have redeemed their rights after their directors were satisfied that the offer, as negotiated by the target company's board of directors, adequately reflected the underlying value of the company and was fair and equitable to all stockholders. Thus, experience indicates that rights plans do not prevent companies from being acquired at prices that are fair and adequate to stockholders.

         A particular problem with Stockholder Proposal No. 1 is that it requires redemption of the Rights Plan 90 days after any cash offer is made to acquire all of the outstanding shares of the Company, including offers which the Board of Directors have determined to be inadequate and unfair to stockholders. The Board of Directors believes that it would be against the stockholders' best interest to establish a date in advance on which the rights must be redeemed because it would deter good faith negotiations between a potential acquiror and the Board of Directors. Thus, in the event of an acquisition offer, Stockholder Proposal No. 1 likely would not maximize stockholder value but instead would reduce the ability of your Board of Directors to negotiate the highest possible price for your interest in the Company.

         Even though a bidder may offer a premium over the current market price of the target company's stock, that premium does not necessarily recognize the inherent value of the target company. The bidder, of course, can be expected to act in its own self interest; in other words, to try to acquire the target company as cheaply as possible and to pressure stockholders into selling. The Rights Plan provides, in the opinion of the Board of Directors, valuable stockholder protection against that happening.

         The Board of Directors specifically examined its fiduciary responsibilities under Delaware law when it adopted the original Rights Plan in 1989. It is important to note that the Company's Board of Directors is an independent board, and that this preponderance of independent outside directors has consistently been the case since origination of the Company in 1989, thus providing further assurance that the Rights Plan will not be used for entrenchment purposes. The Board of Directors adopted the Rights Plan with the aim of protecting the interests of all stockholders and maximizing the value of the investments in the Company. Based on the Board's collective business experience and knowledge of the Company, it believes that the adoption of the Rights Plan was a valid exercise of its fiduciary obligations to all stockholders, and is in accord with the its responsibility under Delaware law to manage and direct the management of the Company's business and affairs. The Board of Directors does not believe that the Rights Plan will deter an acquisition offer that adequately reflects the underlying value of the Company and that is fair to all stockholders, nor will it deter the initiation of a proxy contest.

Directors Recommend a Vote AGAINST Stockholder Proposal No. 1 (Proxy Item No. 2)

         For all of these reasons, your Board of Directors recommends that the stockholders vote AGAINST the proposal. Proxies solicited by the Board will be so voted unless a stockholder specifies a contrary choice in his or her proxy. The affirmative vote of the majority of shares represented and entitled to vote at the Annual Meeting will be required for approval of Stockholder Proposal No. 1.

STOCKHOLDER PROPOSAL NO. 2 (Proxy Item No. 3)

         A stockholder has requested the Company present for approval the following resolution (Stockholder Proposal No. 2) at the Annual Meeting of
Stockholders:

         "That the stockholders of the Company recommend that the Board of Directors approve, and submit to a vote of the stockholders for approval, an amendment repealing Article Eleventh of the Company's Certificate of Incorporation, as amended."

Accompanying the above resolution, the following commentary was submitted:

         The Board could use Article Eleventh to block any future offer to acquire the Company. This resolution enables the stockholders to express to the Board their belief that Article Eleventh should be repealed. It may be an obstacle to the acquisition of the Company and is generally inconsistent with the goal of maximizing stockholder value.

         Article Eleventh requires, in effect, that the holders of at least 80% of the Company's shares approve mergers and certain other transactions involving an Interested Stockholder (as defined below) or any of its affiliates or associates unless the transaction is approved by a majority of the members of the Board who are not affiliates or associates or representatives of the Interested Stockholder and who were directors prior to the time the Interested Stockholder became an Interested Stockholder (the "Continuing Directors"). For purposes of Article Eleventh, an "Interested Stockholder" is defined, in effect, as any person (other than the Company, or any subsidiary, or any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any subsidiary) who is (a) the beneficial owner of more than 10% of the Company's shares or (b) is an affiliate or associate of the Company and at any time within the prior two-year period was the beneficial owner of more than 10% of the Company's shares. Article Eleventh may be repealed by an amendment to the Certificate of Incorporation approved by a vote of 80% of the outstanding shares (excluding shares owned by an Interested Stockholder if such amendment was proposed by or on behalf of such Interested Stockholder).

         The proponent of Stockholder Proposal No. 2 is Geoffrey A. MacDonald; 100 Southeast 5th Avenue, Unit 411, Boca Raton, Florida 33432. Mr. MacDonald did not provide a telephone number with his proposal, but the Company believes Mr. MacDonald may be contacted at 617/854-5800. Mr. MacDonald is the beneficial owner of 3,000 shares of Common Stock.

COMPANY RESPONSE

         The Board of Directors believes that Article Eleventh of the Certificate of Incorporation helps assure that all holders of the Company's Common Stock will be treated similarly in mergers and other business combinations involving an Interested Stockholder. In particular, Article Eleventh is designed to discourage an acquiror from utilizing two-tiered or other similar abusive takeover tactics. Article Eleventh does not impede a takeover in which each stockholder receives substantially the same price for his shares as the other stockholders, nor does it impede a business combination which a majority of the Continuing Directors has approved. Article Eleventh also does not prevent a tender offer for less than all of the shares of the Common Stock if no subsequent business combination is proposed. Except for the restrictions on business combinations, Article Eleventh will not prevent a holder of a controlling interest of the Common Stock from exercising control over the Company or increasing its interest in the Company. Moreover, the holder of a controlling interest could increase its ownership to 80 percent and avoid application of Article Eleventh.

         Two-tier takeover attempts tend to pressure stockholders into selling as many of their shares as possible without having the opportunity to make a considered investment choice between remaining a stockholder of the Company or disposing of their shares. It is also generally the case in a two-tier transaction that arbitrageurs and other professional investors, because of their greater knowledge, sophistication and expertise in the takeover area, can take advantage of the more lucrative first-stage transaction (typically a cash tender offer) while many long-term stockholders must accept the price and form of consideration paid in the second-stage transaction (typically a squeeze-out merger). Because Article Eleventh does not stop an acquiror willing to pay substantially the same consideration to all Company stockholders, and for many of the reasons stated in the Company's response to Stockholder Proposal No. 1, the adoption of Stockholder Proposal No. 2, in the Board's view, does not maximize stockholder value but instead invites coercive and abusive takeover practices.

Directors Recommend a Vote AGAINST Stockholder Proposal No. 2 (Proxy Item
No. 3).

         For all of these reasons, your Board of Directors recommends that the stockholders vote AGAINST the proposal. Proxies solicited by the Board will be so voted unless a stockholder specifies a contrary choice in his or her proxy. The affirmative vote of the majority of shares represented and entitled to vote at the Annual Meeting will be required for approval of Stockholder Proposal No. 2.

STOCKHOLDER PROPOSAL NO. 3 (Proxy Item No. 4)

         A Stockholder has requested the Company present for approval the following resolution (Stockholder Proposal No. 3) at the Annual Meeting of
Stockholders:

         "That the stockholders of the Company recommend that the Board of Directors approve, and submit to a vote of the stockholders for approval, an amendment, pursuant to Section 203(b)(3) of the Delaware General Corporation Law, that adds a new Article Fifteenth to the Company's Certificate of Incorporation, as amended, which shall read as follows:

         FIFTEENTH: The Corporation shall not be governed by Section 203 of the Delaware General Corporation Law."

The following commentary was submitted in relation to the above proposal:

         The Board could use Section 203 to block any future offer to acquire the Company. This resolution enables the stockholders to eliminate a major obstacle to the acquisition of the Company that is generally inconsistent with the goal of maximizing stockholder value.

         Section 203 of the Delaware General Corporation Law provides, in effect, that if any person acquires beneficial ownership of 15% or more of the Company's outstanding shares (thereby becoming an "Interested Stockholder"), the Interested Stockholder may not engage in a business combination with the Company for three years thereafter, subject to certain exceptions. Among the exceptions are the Board's prior approval of such acquisition; the acquisition of at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which such person becomes an Interested Stockholder; and the approval of such business combination by 66 2/3% of the outstanding stock not owned by the Interested Stockholder. The Company's stockholders may, by a vote of a majority of the outstanding shares, adopt an amendment to the Certificate of Incorporation electing not be governed by Section 203. Such amendment would become effective twelve months after adoption and would not be subject to amendment by the Board and would not apply to a business combination with a person who became an Interested Stockholder prior to the adoption of such amendment.

         The proponent of Stockholder Proposal No. 3 is Douglas Smuckler; 2630 Gough Street, #305, San Francisco, California 94123. Mr. Smuckler did not provide a telephone number with his proposal, but the Company believes that Mr. Smuckler may be contacted at 415/765-5473. Mr. Smuckler is the beneficial owner of 786 shares of Common Stock.

COMPANY RESPONSE

         By virtue of being incorporated in Delaware, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In the absence of a charter provision or stockholder-approved bylaw to the contrary,
Section 203 prohibits the Company from engaging in a business combination, such as a merger or a consolidation, with any person who acquires 15 percent or more of the Common Stock (an "interested stockholder") for three years, unless the Company's Board of Directors approves the proposed business combination before the interested stockholder reaches the 15 percent threshold. However, this three-year ban will not apply if the interested stockholder acquires 85 percent of the stock in the same transaction in which that stockholder acquires 15 percent of the stock (excluding shares owned by officers and directors and certain employee stock plans). Nor will the ban apply if the business combination is approved by the Board of Directors and holders of at least two-thirds of stock not owned by the interested stockholder. Section 203 permits stockholders to "opt out" of its provisions by voting to amend the Company's Bylaws to provide that the Company elects not to be governed by Section 203.

         Section 203 is intended to protect stockholders by curbing abusive two-tier offers, highly leveraged financing of offers, and self-dealing transactions. The General Assembly of Delaware adopted Section 203 after an extensive period of study and comment by representatives of stockholders, public corporations, employees, committees, and other constituencies. The General Assembly declared, in the official synopsis, that Section 203 is designed "to strike a balance between the benefits of an unfettered market for corporate shares and the well-documented and judicially-recognized need to limit abusive takeover tactics" and "to encourage a full and fair offer to stockholders."

         The Board of Directors has received a written opinion of counsel that this attempt to amend the Certificate of Incorporation without advance Board approval is invalid under Delaware law. Thus, even if Stockholder Proposal No. 3 is approved by the stockholders, it likely could not be implemented because it is of questionable validity. Further, the Board of Directors disagrees with the assertion in the commentary to Stockholder Proposal No. 3 that Section 203 is generally inconsistent with maximizing stockholder value. To the contrary, the Board of Directors believes that Section 203 discourages inadequate offers and provides for the fair treatment of all stockholders. For instance, Section 203 encourages an interested stockholder to make an all-cash tender offer for all shares at a price that is attractive enough to obtain the general support of holders of 85 percent of the stock. Further, Section 203 strengthens the Board of Director's ability to discharge its fiduciary duty by providing additional means of protecting stockholders against coercive takeover tactics. Thus, the Board of Directors believes that "opting out" of Section 203 could expose stockholders to coercive takeover tactics and would not be in the best interest of the stockholders of the Company.

Directors Recommend a Vote AGAINST Stockholder Proposal No. 3 (Proxy Item
No. 4).

         For all of these reasons, your Board of Directors recommends that the stockholders vote AGAINST the proposal. Proxies solicited by the Board will be so voted unless a stockholder specifies a contrary choice in his or her proxy. The affirmative vote of the majority of shares represented and entitled to vote at the Annual Meeting will be required for approval of Stockholder Proposal No. 3.

STOCKHOLDER PROPOSAL NO. 4 (Proxy Item No. 5)

         A stockholder has requested the Company present for approval the following resolution (Stockholder Proposal No. 4) at the Annual Meeting of
Stockholders:

         "That the stockholders hereby amend the Company's By-Laws by adding a new Section 11 to Article II which shall read as follows:

         Section 11. Stockholder Meeting in Event of Certain Cash Tender Offers. If a cash tender offer (not subject to a financing condition) is made to acquire all the Company's Common Stock at a price at least 25% greater than the average closing price of such shares during the 30 days prior to the date on which such offer is made, and the Board of Directors opposes such offer (including without limitation declining to redeem the outstanding Rights pursuant to Section 24(a) of the Rights Agreement dated as of March 13, 1989, between the Company and First Interstate Bank of California, the Board of Directors shall terminate all defensive measures against such offer at the end of the 90th day after such offer is made unless the Board's policy of opposition is approved by a majority of the votes cast for or against such policy of opposition at a meeting of stockholders held on or before such 90th day at which a quorum is present. Prior to the end of such 90-day period, the Board of Directors shall take such reasonable actions (including without limitation delaying the Distribution Date of the Rights under the Rights Agreement) as are necessary to preserve the stockholders' ability to accept such offer."

The following commentary was submitted in relation to the above proposal:

         This resolution would assure that if the Board decided to oppose a cash tender offer (not subject to a financing condition) at a premium of at least 25% above the market price of the Company's Common Stock during the preceding month, the Board would be obligated to call a stockholders' meeting to vote on the Board's opposition to such offer; and the Board would be required to abandon its opposition unless its opposition was approved by stockholders within 60 days after the offer was made. If a substantial offer is made to acquire a company's shares, the stockholders, not the Board of Directors, should have the ultimate decision on whether to accept the offer. The provision for a stockholder vote assures that the By-Law cannot be used to facilitate coercive offers, and the total period of up to 90 days in which the Board can continue defensive actions regardless of the stockholder vote allows management the opportunity to seek superior alternatives to such offer or to persuade stockholders that the Company should preserve its independence.

         The proponent of Stockholder Proposal No. 4 is James A. Coyne; 10 Waldron Court, Marblehead, Massachusetts 01945. Mr. Coyne did not provide a telephone number with his proposal, but the Company believes Mr. Coyne may be contacted at 617/854-5800. Mr. Coyne is the beneficial owner of 1,000 shares of Common Stock.

COMPANY RESPONSE

         The Company has received a written opinion of its Delaware legal counsel that this proposal is invalid as a matter of Delaware law. Stockholder Proposal No. 4 is invalid for two principal reasons. First, this Bylaw proposal requiring the Board of Directors to call a special stockholder meeting within the described time periods is fundamentally inconsistent with the Company's Certificate of Incorporation. The Certificate provides that special stockholder meetings may be called only by the Board of Directors or the President of the Company and not by any other person(s). Thus, Stockholder Proposal No. 4 seeks to make mandatory what is now left to the Chairman's or a President's discretion. Under Delaware law, a bylaw provision may not be inconsistent with a company's certificate of incorporation. Moreover, under the Company's Certificate, any provision inconsistent with the special stockholder meetings provisions of the Certificate requires an amendment to the Company charter passed by at least 80 percent of the outstanding shares.

         Second, Delaware counsel has opined Stockholder Proposal No. 4 may not be adopted as a Bylaw amendment. Under Delaware law, except as provided in a company's certificate of incorporation, a company's business and affairs must be managed by or under the discretion of the Board of Directors. The Board of Directors has the affirmative legal duty under Delaware law to respond to and resist takeover attempts that it determines in good faith to be against the best interests of the Company and the stockholders. The proponent's scheme would, by a Bylaw amendment, attempt to remove this legal obligation from the Board of Directors. Such a delegation of statutory and fiduciary responsibility may not be effected through a Bylaw amendment under Delaware law.

         Because Stockholder Proposal No. 4 is invalid, the Board of Directors urges you to vote against this resolution. In the event that this proposal is adopted, the Bylaw amendment will not be given any effect by the Company.

Directors Recommend a Vote AGAINST Stockholder Proposal No. 4 (Proxy Item
No. 5).

         For all of these reasons, your Board of Directors recommends that the stockholders vote AGAINST the proposal. Proxies solicited by the Board will be so voted unless a stockholder specifies a contrary choice in his or her proxy. The affirmative vote of 80 percent of shares entitled to vote at the Annual Meeting will be required for approval of Stockholder Proposal No. 4.

STOCKHOLDER PROPOSAL NO. 5 (Proxy Item No. 6)

         A stockholder has requested the Company present for approval the following resolution (Stockholder Proposal No. 5) at the Annual Meeting of
Stockholders:

         "That the stockholders of the Company recommend that the Board of Directors establish a committee (the "Committee") to actively seek to maximize stockholder value by (a) exploring opportunities, and considering proposals, for an acquisition of the Company on terms that are in the best interests of the Company's stockholders or (b) recommending an alternative transaction such as a structured share repurchase program significantly larger than the Company's prior share repurchase programs. The Committee shall consist of four independent directors (at least one of which was elected in each of 1996 and 1997, as long as the Board includes independent directors who were elected in such years) selected by a majority vote of the entire Board of Directors. An independent director means one who has not within five years either (i) been an officer or an employee of the Company or any of its affiliates or (ii) personally or as an officer, employee or member of an entity provided goods or services to the Company as a supplier, attorney investment or commercial banker or otherwise (except for services rendered as a director) for which the Company paid consideration in excess of $10,000 in any year. The Committee shall, at the Company's expense, retain independent legal and financial advisors, excluding the Company's existing attorneys and investment bankers. The Committee shall maintain reasonable records of its activities and such records shall be open to inspection by stockholders."

Accompanying the above resolution, the following commentary was submitted:

         This resolution is proposed to allow stockholders to express their belief that the Board should be committed to the goal of maximizing stockholder value. It is also a means for stockholders to express their view that those persons on the Board who are also employed by the Company as executive officers and who potentially have the most to lose in the event of an acquisition of the Company should not play the key role in exploring the Company's acquisition opportunities or in reviewing and negotiating any acquisition proposal for the Company. Recognizing that an acquisition may not be the best means of maximizing stockholder value at a particular point in time, the resolution also authorizes the Committee to recommend an alternative transaction such as a structured share repurchase program significantly larger than the Company's prior share repurchase program, which authorized the repurchase of up to $5 million of the Company's Common Stock. Although the ultimate decision with respect to recommending a proposal to the stockholders, or taking other steps to maximize stockholder value, remains with the Board, the creation of the Committee will help assure that the Board pursues the goal of maximizing stockholder value.

         The proponent of Stockholder Proposal No. 5 is Timothy Perkins IRA Rollover; 1020 West Upsal Street, Philadelphia, Pennsylvania 19119. Timothy Perkins IRA Rollover did not provide a telephone number with his proposal. The Timothy Perkins IRA is the beneficial owner of 1,000 shares of Common Stock.

COMPANY RESPONSE

         The Board of Directors regards this proposal to be unnecessary, wasteful and disruptive to the Company. The Board consists of six members, one of whom is also the Chief Executive Officer. Another director is a Senior Vice President. Accordingly, four of the six directors are not and have not been officers or employees of the Company. Indeed, these four directors satisfy proponent's own definition of "independent director."

         Stockholder Proposal No. 5 recommends that the Company establish another independent Board committee, but one with its own set of new financial and legal advisors. Moreover, the activities of this committee must apparently be public at all times. In the view of the Board of Directors, the proponent's recommendation, if adopted by the Board of Directors, would create an expensive and unwieldy addition to the Board's process that is not likely to "maximize" stockholder value but instead become an expensive and unnecessary distraction and undermine the Company's competitive advantages.

         Further, on March 3, 1997, the Board of Directors announced the authorization for the Company to repurchase up to $5.0 million of the Company's Common Stock. This repurchase program is the third repurchase program announced by the Company in as many years. Since February 1995, the Company has bought back a total of 2.5 million shares, reducing the total number of shares from
11.7 to 9.2 million shares. Since 1993 the Company has repurchased 3.4 million shares of Common Stock pursuant to repurchase programs. The current stock repurchase program underscores the continuing commitment of the Board of Directors to build value for the stockholders.

Directors Recommend a Vote AGAINST Stockholder Proposal No. 5 (Proxy Item
No. 6).

         For all of these reasons, your Board of Directors recommends that the stockholders vote AGAINST the proposal. Proxies solicited by the Board will be so voted unless a stockholder specifies a contrary choice in his or her proxy. The affirmative vote of a majority of shares represented and voting at the Annual Meeting will be required for approval of Stockholder Proposal No. 5.

INDEPENDENT AUDITORS

         Representatives of KPMG Peat Marwick LLP, the Company's independent auditors, are expected to be present at the Annual Meeting. They will be afforded an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Proposals from stockholders for the 1998 Annual Meeting must be received by the Company no later than January 2, 1998, to be included in the Company's Proxy Statement and form of proxy relating to the 1998 Annual Meeting. Such proposals should be directed to the attention of the Secretary, PLM International, Inc., One Market, Steuart Street Tower, Suite 800, San Francisco, California 94105.

OTHER BUSINESS

         The Board of Directors of the Company does not intend to present any other items of business at the Annual Meeting. A stockholder of the Company has given the Company written notice of his intent to nominate two candidates for election as directors. The nominees are: Hans Peter Jebsen and Malcolm G. Witter. In addition, the Company has been informed that a stockholder committee has been formed for the purpose, among other things, of soliciting proxies for the election of their two candidates as directors and in favor of the Stockholder Proposals. The Company has also received notice from the chairman of the stockholders committee that an affiliate of his is prepared to acquire all the outstanding shares of the Company in a cash-out merger for $5.00 per share.

         The Board of Directors knows of no other items that are likely to be brought before the Annual Meeting except those that are set forth in the foregoing Notice of Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting, the persons designated on the enclosed proxy card will vote in accordance with their judgment on such matters.

                       By Order of the Board of Directors



                       STEPHEN PEARY
                       Senior Vice President, Secretary and General Counsel

San Francisco, California
May 2, 1997


         PLM International will provide without charge to each person furnished a copy of this Proxy Statement, a copy of its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, upon receipt of a written request therefor sent to the Secretary of PLM International, Inc., One Market, Steuart Street Tower, Suite 800, San Francisco, California 94105.

                                   SCHEDULE I

            INFORMATION CONCERNING THE DIRECTORS, DIRECTOR NOMINEES,
             EXECUTIVE OFFICERS AND CERTAIN EMPLOYEES OF THE COMPANY

         The following table sets forth the name and the present principal occupation or employment (except with respect to the directors, whose principal occupation is set forth in the Proxy Statement), and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the directors, director nominees and executive officers of the Company and (2) certain employees of the Company who may assist in soliciting proxies from stockholders of the Company. Unless otherwise indicated below, the principal business address of each such person is One Market, Steuart Street Tower, Suite 800, San Francisco, CA 94105-1301, and such person is an employee of the Company. Directors are indicated by a (1) footnote reference.

                         DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS OF THE COMPANY

                                                                            PRESENT OFFICE OR OTHER
                    NAME AND PRINCIPAL                                        PRINCIPAL OCCUPATION
                     BUSINESS ADDRESS                                            OR EMPLOYMENT

J. Alec Merriam                                                                       (1)

Robert L. Pagel                                                                       (1)

Harold R. Somerset                                                                    (1)
19 Donald Drive
Orinda, CA 94563

Robert N. Tidball                                                                     (1)

Douglas P. Goodrich                                                                   (1)

Walter E. Hoadley                                                                     (1)
555 California Street, 11th Floor
San Francisco, CA 94104

Robert L. Witt (nominee)
684 Fox Run
Orinda, CA 94563

J. Michael Allgood                                                                    (2)

Stephen Peary                                                                         (2)




              CERTAIN EMPLOYEES OF THE COMPANY WHO ALSO MAY SOLICIT

Deborah Alexander                                                                     (3)

Lorraine Arriaga                                                                      (3)

Stephen M. Bess                                                                       (3)

Lesley Brush                                                                          (3)

James Chandler                                                                        (3)

Elaine Corey                                                                          (3)

David J. Davis                                                                        (3)

Steven O. Layne                                                                       (3)

Ryan Rickert                                                                          (3)

Janet Turner                                                                          (3)

Joseph Williams                                                                       (3)

Aaron Wong                                                                            (3)

         (1) Messrs. Merriam, Pagel, Somerset, Tidball, Goodrich and Hoadley are currently directors of the Company. A complete description of each directors' principal occupation or employment and the principal business of any corporation or other organization in which such employment is carried on is contained in the Proxy Statement.

         (2) Messrs. Allgood and Peary are executive officers of the Company, whose business address is set forth above.

         (3) Employees of the Company, whose business address is set forth above.

                                   SCHEDULE II

         SHARES HELD BY DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS
                    AND CERTAIN EMPLOYEES OF THE COMPANY AND
            CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND THE COMPANY

         The shares of common stock held by directors, director nominees and Messers. Allgood and Peary are set forth in the Proxy Statement. The following employees of the Company own the following shares as of April 25, 1997:

                         NAME OF                                             SHARES OF COMMON STOCK
                     BENEFICIAL OWNER                                          BENEFICIALLY OWNED
                      Stephen M. Bess                                                40,658
                      David J. Davis                                                 6,935

                        PURCHASES AND SALES OF SECURITIES

         The following table sets forth information concerning all purchases and sales of securities of the Company by directors, officers, and certain employees since January 1, 1995:

                                                                                           NUMBER OF SHARES OF
  DIRECTORS AND DIRECTOR             DATE OF                            NATURE OF               COMMON STOCK
         NOMINEES:                 TRANSACTION                         TRANSACTION

J. Alec Merriman             2/1/95                    Stock Options                                10,000
                             2/6/95                    Purchase Common Stock                         5,196
                             3/22/95                   Purchase Common Stock                        10,000
                             6/20/95                   Purchase Common Stock                        10,000
                             2/1/96                    Stock Options                                10,000
                             6/20/96                   Purchase Common Stock                         3,000
                             2/1/97                    Stock Options                                10,000

Robert L. Pagel              2/1/95                    Stock Options                                10,000
                             5/18/95                   Purchase Common Stock                        20,000
                             2/1/96                    Stock Options                                10,000
                             2/1/97                    Stock Options                                10,000

Harold R. Somerset           2/1/95                    Stock Options                                10,000
                             2/8/95                    Purchase Common Stock                         3,000
                             4/5/96                    Purchase Common Stock                         3,000
                             2/1/96                    StockOptions                                 10,000
                             2/1/97                    Stock Options                                10,000

Robert N. Tidball            1/18/95                   ESOP Distribution                            73,438
                             2/6/95                    Purchase Comon Stock                          1,000
                             5/24/95                   Purchase Common Stock                         1,000
                             8/21/96                   Stock Options                                20,000
                             1/9/97                    Common Stock (Stock Bonus Plan)              20,001

Walter E. Hoadley            2/1/95                    Stock Options                                10,000
                             2/1/96                    Stock Options                                10,000
                             2/1/97                    Stock Options                                10,000

Douglas P. Goodrich          1/18/95                   ESOP Distribution                            42,823
                             8/21/96                   Stock Options                                45,000

Robert L. Witt               4/3/97                    Purchase Common Stock                         5,000



                                                                                        NUMBER OF SHARES OF
                                     DATE OF                    NATURE OF                  COMMON STOCK
         OFFICERS:                 TRANSACTION                TRANSACTION

J. Michael Allgood           1/18/95                   ESOP Distribution                          5,818
                             2/14/95                   Purchae Common Stock                         613
                             1/29/96                   Purchase Common Stock                        212
                             8/21/96                   Stock Options                             30,000
                             1/9/97                    Common Stock (Stock Bonus Plan)
                                                       Purchase Common Stock                      7,778
                             3/13/97                   Purchase Common Stock                      1,000
                             4/21/97                                                              1,200

Stephen Peary                1/18/95                   ESOP Distribution                         45,596
                             4/2/96                    Purchase Common Stock                      2,630
                             8/21/96                   Stock Options                             20,000
                             1/9/97                    Common Stock (Stock Bonus Plan)
                                                                                                 21,116


                                                                                          NUMBER OF SHARES OF
          CERTAIN            DATE OF                          NATURE OF                        COMMON STOCK
        EMPLOYEES:         TRANSACTION                       TRANSACTION

Stephen M. Bess              1/18/95                   ESOP Distribution                         46,796

David J. Davis               1/18/95                   ESOP Distributions                           268
                             8/21/96                   Stock Options                             10,000
                             1/9/97                    Common Stock (Stock Bonus Plan)
                                                                                                  6,667

Steven O. Layne              1/18/95                   ESOP Distribution                         18,499
                             3/21/97                   Sold Common Stock                          5,000
                             3/13/97                   Sold Common Stock                          5,000
                             3/14/97                   Sold Common Stock                          8,499

Janet Turner                 8/21/96                   Stock Options                              5,000
                             3/12/97                   Sold Common Stock                          5,000



\LOGO



PROXY                      PLM INTERNATIONAL, INC.                     PROXY

                 ANNUAL MEETING OF STOCKHOLDERS -- JUNE 10, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints J. Alec Merriam and Robert L. Pagel, and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of PLM International, Inc. (the "Company") to be held on June 10, 1997, and at any and all adjustments and postponements thereof, on all matters before such meeting.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. However, if no vote is specified, this Proxy will be voted FOR proxy item no. 1 and AGAINST proxy item nos. 2, 3, 4, 5 and 6.

         Please mark this Proxy Card, fill in the date, sign on the reverse side and return promptly in the enclosed envelope. No postage is necessary if mailed in the United States.

         This proxy grants discretionary authority (1) to vote for a substitute nominee of the Board of Directors if any nominee for director listed on the reverse side is unable to serve, or for good cause will not serve as a director (unless authority to vote for all nominees or for the particular nominee who has ceased to be to a candidate is withheld), and (2) to vote in accordance with the best judgment of the named proxies on other matters that may come before the meeting..

/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

The Board of Directors recommends a vote FOR proxy item no. 1.

                                                                  WITHHOLD
                                                       FOR         FOR ALL
1.       ELECTION OF DIRECTORS:                       /  /           /  /
         NOMINEES:
                  Robert  N. Tidball,
                  Robert L. Witt

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

The Board of Directors recommends a vote AGAINST the proxy items below:

                                           FOR      AGAINST       ABSTAIN
2.       Rights Elimination Proposal      /  /        /  /         /  /


3.       Article Eleventh Proposal        /  /        /  /         /  /


4.       Business Combination Proposal    /  /        /  /         /  /


5.       Tender Offer Vote Proposal       /  /        /  /         /  /


6.       Special Committee Proposal       /  /        /  /         /  /

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

Signature(s)                                  Dated ________________, 1997


Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority should sign. If a corporation, the signature should be that of an authorized person who should state his or her title.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ITEM NO. 1 AND "AGAINST" PROXY ITEM NOS. 2, 3, 4, 5 AND 6.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROXY ITEM NO. 1 AND "AGAINST" PROXY ITEM NOS. 2, 3, 4, 5, AND 6.




1 The material in this report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.